Exhibit 99.01

Tonix Pharmaceuticals Appoints David L. Grange to the Board of Directors

NEW YORK, Feb. 15, 2018 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq:TNXP) (Tonix), today announced the appointment of David L. Grange, a retired U.S. Army Brigadier General, to the Board of Directors. In addition to his military experiences, Gen. Grange brings expertise in business and government partnerships, as well as experience in clinical and laboratory services. Gen. Grange assumes the seat held by Stuart Davidson, who has stepped down from the position of company director that Mr. Davidson has held since 2011.

“General Grange’s extensive knowledge in veteran affairs, public health, and clinical trials will be of great value to Tonix, as we develop our late-stage candidate, Tonmya*, for the treatment of posttraumatic stress disorder, as well as additional therapeutic candidates in our diverse pipeline,” said Seth Lederman, M.D., President and Chief Executive Officer of Tonix. “We would also like to extend our great thanks to Mr. Davidson for his long service and many contributions as the company has evolved.”

“I am excited to join the Tonix Board and I look forward to using my experience in military service, public service and as a corporate executive in clinical research organizations to further the mission of the company to develop new treatments for PTSD. I believe the potential treatments that Tonix is developing could be valuable for the health and well-being of those who have served our country in the armed forces and also to our Nation’s readiness,” commented Gen. Grange.

“Working with Tonix has been a truly rewarding experience,” commented Stuart Davidson, Managing Partner of Labrador Ventures and Co-Founder and Chairman of Sonen Capital, an impact investment management firm. “I’m pleased to have been a part of Tonix from inception and continue to have high expectations for the company’s future and its development programs.”

Gen. Grange is currently Chief Executive Officer of Pharm-Olam International, Ltd. Prior to joining Pharm-Olam, he was President of Osprey Global Solutions, LLC “OGS”, a Service Disabled Veterans Organization. Gen. Grange served as the Chief Executive Officer of Pharmaceutical Product Development, Inc. “PPDI”, where he oversaw clinical and laboratory operations. Prior to PPDI he served in the McCormick Tribune Foundation for 10 years, most recently as Chief Executive Officer and President, where he also oversaw the support of Veteran Programs. Gen. Grange served 30 years in the U.S. Army as a Ranger, Green Beret, Aviator, Infantryman and a member of special operating units. At the Pentagon, he was Director of Army Current Operations, Readiness, and Mobilization. Gen. Grange commanded the Ranger Regiment and the First Infantry Division (the Big Red One). He holds a master’s degree in Public Service from Western Kentucky University.

*Tonmya has been conditionally accepted by the U.S. Food and Drug Administration (FDA) as the proposed trade name for TNX-102 SL (cyclobenzaprine HCl sublingual tablets) for PTSD. TNX-102 SL is an investigational new drug and has not been approved for any indication.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and to improve biodefense through developing potential medical counter-measures. Tonix’s lead product candidate, Tonmya, or TNX-102 SL, is in Phase 3 development as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for agitation in Alzheimer’s disease and has completed a pre-IND (Investigational New Drug) meeting with the FDA. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but designed for daytime dosing. Tonix’s lead biologic candidate, TNX-801, is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2017, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (investors)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Rich Allan (media)

Russo Partners

rich.allan@russopartnersllc.com

(646) 942-5588